MODIFICATION OF CONTRACT FOR PROFESSIONAL CONSULTING SERVICES

     This professional consulting agreement is entered into by and between Andrew S. Austin, whose principal place of business is 1220 Rosecrans Street # 302 San Diego, CA 92106, hereafter referred to as "Consultant," and MaxxZone.com, Inc., a business entity duly organized and operating under the laws of the State of Nevada, whose business address is 1770 N. Green Valley Parkway, Suite 3214, Las Vegas, Nevada, hereafter referred to as "MaxxZone." Both Consultant and MaxxZone may be collectively referred to as the "parties."

     In consideration of the mutual promises, covenants and representations made herein, the parties agree as follows:

     WHEREAS, MaxxZone is a business entity duly organized and operating under the laws of the State of Nevada; and

     WHEREAS, MaxxZone is engaged in the lawful business of developing and marketing for sale sporting goods; and,

     WHEREAS, MaxxZone desires to extend a professional consulting relationship with Consultant, for the express purpose of having Consultant endeavor to use his professional expertise towards identifying and presenting
MaxxZone with potential products for acquisition by MaxxZone; for the purpose of facilitating prospective business entities to enter into advantageous partnerships with MaxxZone; and otherwise provide MaxxZone with advice concerning business strategies; and

     WHEREAS, Consultant is desirous of extending a contractual Relationship with MaxxZone for the express purpose of locating prospective and acceptable products for possible acquisition by MaxxZone, or for MaxxZone to enter into partnership agreements with other business entities, and to provide MaxxZone with advice concerning business strategies;

     THUS, THE PARTIES AGREE AS FOLLOWS:

ARTICLE ONE: MODIFICATION OF PREVIOUS AGREEMENT.

Section 1.01   Section 1.02   Pursuant to the contract
between Consultant and maxxZone dated February 7, 2003,
Section 5 provided that the parties could agree to modify their contract by a writing signed by both parties.

Section 1.02 Consultant agrees to extend the services originally agreed to in his contract with maxxZone, for an additional term of one year from the original expiration date of the contract, February 7, 2004, to February 7, 2005.

Section 1.03 maxxZone agrees to pay to Consultant, in consideration of the extension of the term of the original agreement, to pay to Consultant 2,000,000 shares of maxxzone's common stock to be registered in a Form S-8 filing with the Securities and Exchange Commission.

Section 1.04 Both maxxZone and Consultant agree that the remainder of the original consultancy contract, incorporated herein by reference as though fully set out, shall remain in full force and effect.


Dated:

MAXXZONE.COM INC.


By:_________________________________

Roland Becker

Its:



Dated:

CONSULTANT


By: _________________________________

Andrew S. Austin